Exhibit (d)(1)

NATIONAL OILWELL VARCO, INC.

STOCK APPRECIATION RIGHTS & PHANTOM EQUITY PLAN

SECTION 1. Purpose of the Plan

The National Oilwell Varco, Inc. Stock Appreciation Rights Plan is hereby amended and restated effective February 22, 2017, and as of such date, the plan shall be known as the National Oilwell Varco, Inc. Stock Appreciation Rights & Phantom Equity Plan (the “Plan”). The Plan is intended to promote the interests of National Oilwell Varco, Inc., a Delaware corporation (the “Company”), by rewarding Employees based on the Company’s performance and to provide a means whereby they may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. The Plan is also contemplated to enhance the ability of the Company and its Subsidiaries to attract and retain the services of individuals who are essential for the growth and profitability of the Company.

SECTION 2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

“Award” shall mean a Phantom Share or an SAR.

“Award Agreement” shall mean any written or electronic agreement, contract, instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

“Board” shall mean the Board of Directors of the Company, as constituted from time to time.

“Change of Control” means the occurrence of one of the following events: (a) a report is filed with the SEC on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as promulgated pursuant to the Exchange Act, disclosing that any “person” (as the term “person” is used in Section 13(d) or Section 14(d)(2) of the Exchange Act) is or has become a beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities; (b) the Company is merged or consolidated with another corporation and, as a result thereof, securities representing less than 50% of the combined voting power of the surviving or resulting corporation’s securities (or of the securities of a parent corporation in case of a merger in which the surviving or resulting corporation becomes a wholly-owned subsidiary of the parent corporation) are owned in the aggregate by holders of the Company’s securities immediately before such merger or consolidation; (c) all or substantially all of the assets of the Company are sold in a single transaction or a series of related transactions to a single purchaser or a group of affiliated purchasers; or (d) during any period of 24 consecutive months, individuals who were Directors at the beginning of the period cease to constitute at least a majority of the Board unless the election, or nomination for election by the Company’s shareholders, of more than one half of any new Directors was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the 24 month period.

Notwithstanding the foregoing provisions, to the extent that any payment or acceleration hereunder is subject to Code Section 409A as deferred compensation, the term Change of Control shall mean an event described in the foregoing definition of Change of Control that also constitutes a change in control event as defined in Treasury regulation section 1.409A-3(i)(5).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

“Committee” shall mean the administrator of the Plan in accordance with Section 3, and shall include reference to the Compensation Committee of the Board (or any other committee of the Board designated, from time to time, by the Board to act as the Committee under the Plan), the Board or subcommittee, as applicable.

“Director” shall mean any member of the Board.

“Employee” shall mean any employee of the Company or a Subsidiary or a parent corporation.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, as of any applicable date, the last reported sales price for a Share on the New York Stock Exchange (or such other national securities exchange which constitutes the principal trading market for the Shares) for the applicable date as reported by such reporting service approved by the Committee; provided, however, that if Shares shall not have been quoted or traded on such applicable date, Fair Market Value shall be determined based on the next preceding date on which they were quoted or traded, or, if deemed appropriate by the Committee, in such other manner as it may determine to be appropriate. In the event the Shares are not publicly traded at the time a determination of its Fair Market Value is required to be made hereunder, the determination of Fair Market Value shall be made in good faith by the Committee.

“Participant” shall mean any Employee granted an Award under the Plan.

“Person” shall mean individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Phantom Share” shall mean an Award of the right to receive cash equal to the Fair Market Value of a Share, as granted pursuant to Section 7 of the Plan.

“SAR” shall mean a stock appreciation right granted under Section 6 of the Plan that entitles the holder to receive the excess of the Fair Market Value of a Share on the relevant date over the exercise price of such SAR, with the excess paid in cash.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Shares” or “Common Shares” or “Common Stock” shall mean the common stock of the Company, $0.01 par value, and such other securities or property as may become the subject of Awards under the Plan.

“Subsidiary” shall mean any entity (whether a corporation, partnership, joint venture, limited liability company or other entity) in which the Company owns a majority of the voting power of the entity directly or indirectly.

SECTION 3. Administration

(a) The Committee. The Plan shall be administered by the Compensation Committee of the Board (or any other committee of the Board designated, from time to time, by the Board to act as the Committee under the Plan). The term “Committee” as used herein shall refer to the Compensation Committee (or other Board committee), the Board, or the subcommittee (as defined in paragraph (c) of this Section 3), as applicable.

(b) Committee Powers. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the

Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vi) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (vii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary, any Participant, any holder or beneficiary of any Award, any stockholder and any other Person.

(c) Delegation to a Subcommittee. The Committee may, subject to any applicable law, regulatory, securities exchange or other similar restrictions, delegate to one or more members of the Board or officers of the Company (the “subcommittee”), the authority to administer the Plan. The Committee may impose such limitations and restrictions, in addition to any required restrictions/limitations, as the Committee may determine in its sole discretion. Any grant made pursuant to such a delegation shall be subject to all of the provisions of the Plan concerning this type of Award.

(d) Modification of Awards. At any time after grant of an Award, the Committee may, in its sole and absolute discretion and subject to whatever terms and conditions it selects:

(1) accelerate the period during which the Award vests or becomes exercisable or payable; and

(2) accelerate the time when applicable restrictions or risk of forfeiture or repurchase lapses; and

(3) extend the period during which the Award may be exercised or paid; and

(4) extend the term of any SAR (other than beyond the maximum 10 year term).

SECTION 4. Plan Limit

The Plan shall not have a limit on the number of Phantom Shares or SARs which may be issued to Participants.

SECTION 5. Eligibility

Any Employee shall be eligible to be designated as a Participant by the Committee. No individual shall have any right to be granted an Award pursuant to this Plan.

SECTION 6. SAR Awards

Subject to the provisions of the Plan, the Committee shall have the authority to determine Participants to whom SARs shall be granted, the number of Shares to be covered by each SAR, the exercise price and the conditions and limitations applicable to the exercise of the SAR, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(a) Exercise Price. The exercise price per SAR shall be determined by the Committee at the time the SAR is granted, but shall not be less than the Fair Market Value per Share on the effective date of such grant.

(b) Time of Exercise. The Committee shall determine and provide in the Award Agreement the time or times at which a SAR may be exercised in whole or in part.

(c) Method of Payment. Each SAR shall be paid in cash.

(d) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to any other Award granted under the Plan or any award granted under any other plan of the Company or any Subsidiary.

(e) Limits on Transfer of Awards.

(1) Each Award, and each right under any Award, shall be exercisable only by the Participant during the Participant’s lifetime, or if permissible under applicable law, by the Participant’s guardian or legal representative as determined by the Committee.

(2) No Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported prohibited assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary.

(f) Terms of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided, that in no event shall the term of any Award exceed a period of 10 years from the date of its grant.

SECTION 7. Phantom Share Awards

Subject to the provisions of this Plan, the Committee shall have the authority to grant Awards of Phantom Shares to Participants upon such terms and conditions as the Committee may determine.

(a) Terms and Conditions. Each Phantom Share Award shall constitute an agreement by the Company to pay an amount of cash equal to the Fair Market Value of a specified number of Shares, subject to the fulfillment during the period of time specified in the Award Agreement (the “Restricted Period”) of certain conditions specified by the Committee at the date of grant, if any. During the Restricted Period, the Participant shall not have any right to transfer any rights under the subject Award. A Participant shall not have any rights of ownership in the Phantom Shares and shall not have any right to vote such shares.

(b) Dividend Equivalents. Any Phantom Share award may provide, in the discretion of the Committee, that if a dividend or other distribution is paid on the Shares during the Restricted Period, then an equivalent amount shall be paid to the Participant in cash, which amount shall be paid in connection with the next following payroll after a dividend or distribution is paid on the Shares. Alternatively, a Phantom Share award may provide that a dividend equivalent shall be credited in cash to a bookkeeping account (with or without interest) or that equivalent additional Phantom Shares be awarded, which account or Phantom Shares may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine.

(c) Forfeiture and Restrictions Lapse. Except as otherwise determined by the Committee or set forth in the Award Agreement, upon a Participant’s termination of employment or service (as determined under criteria established by the Committee) for any reason during the applicable Restricted Period, all Phantom Shares shall be forfeited by the Participant.

(d) Payment of Phantom Shares. Phantom Shares shall be paid in cash in a lump sum following the close of the Restricted Period, or at such later deferral date elected by the Participant, in accordance with procedures established by the Committee with respect to such Award.

SECTION 8. Amendment and Termination

Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

(1) Amendments to the Plan. The Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan without the consent of any stockholder, Participant, other holder or beneficiary of an Award, or other Person.

(2) Amendments to Awards. Subject to Paragraph (1), the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change in any Award shall adversely affect the rights of a Participant under the Award without the consent of such Participant.

SECTION 9. General Provisions

(a) No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award, there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards and the terms and conditions of Awards need not be the same with respect to each recipient.

(b) Tax Withholding. The Company or any Subsidiary is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount in cash of any applicable taxes required to be withheld by the Company or Subsidiary in respect of the Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under the Award and to take such other action as may be necessary in the opinion of the Company to satisfy all of its obligations for the payment of such taxes. In addition, the Committee may provide, in an Award Agreement, that the Participant may direct the Company to satisfy such Participant’s tax withholding obligations through the withholding of Shares otherwise to be acquired upon the exercise or payment of such Award, but only to the extent such withholding does not cause a charge to the Company’s financial earnings.

(c) No Right to Employment or Retention. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary. If a Participant’s employer ceases to be a Subsidiary, such Participant shall be deemed to have terminated employment for purposes of the Plan, unless specifically provided otherwise in the Award Agreement.

(d) Unusual Transactions or Events. In the event of any distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, reorganization, merger, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other similar corporate transaction or event or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, and whenever the Committee determines that action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles, the Committee, in its sole discretion and on such terms and conditions as it deems appropriate, either by amendment of the terms of any outstanding Awards or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions:

(1) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 9(d) the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

(2) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices for any award of SARs;

(3) To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to, or referenced by, outstanding Awards, and in the number and kind of outstanding Awards and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(4) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(5) To provide that the Award cannot vest, be exercised or become payable after such event.

Notwithstanding the foregoing: (i) any adjustments made pursuant to this Section 9(d) to Awards that are considered “deferred compensation” within the meaning of Code Section 409A shall be made in compliance with the requirements of Code Section 409A unless the Participant consents otherwise; (ii) any such adjustments made to Awards that are not considered “deferred compensation” subject to Code Section 409A shall be made in such a manner as to ensure that after such adjustment, the Awards either continue not to be subject to Code Section 409A or comply with the requirements of Code Section 409A unless the Participant consents otherwise; and (iii) the Committee shall not have the authority to make any such adjustments to the extent that the existence of such authority would cause an Award that is not intended to be subject to Code Section 409A to be subject thereto.

(e) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Texas and applicable federal law.

(f) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(g) No Trust or Fund Created. Neither the Plan nor the Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any Subsidiary.

(h) Headings. Headings are given to the Section and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the plan or any provision thereof.

SECTION 10. Effective Date; Plan Term

The original effective date of the Plan is November 10, 2015. The Plan is hereby amended and restated effective February 22, 2017 (the “Restatement Effective Date”). No Phantom Share Awards may be made prior to the Restatement Effective Date. The Plan shall remain effective until such date as the Committee elects to terminate the Plan. Unless otherwise expressly provided in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

SECTION 11. Forfeiture in Certain Circumstances (“Clawback”)

(a) The Committee may, at its sole discretion, provide for the forfeiture of an Award due to misconduct by a Participant under the terms of an Award Agreement.

(b) The Committee may also, with or without underlying language in an Award Agreement, terminate any Award if it determines that the recipient of the Award has engaged in material misconduct. For purposes of this Section 11(b), material misconduct includes conduct adversely affecting the Company’s financial, results of operations, or conduct which constitutes fraud or theft of Company assets, any of which require the Company to make a restatement of its reported financial statements. The Committee may also specify other conduct requiring the Company to make a restatement of its publicly reported financial statements as constituting material misconduct in future Award Agreements. If any material misconduct results in any error in financial information used in the determination of compensation paid to the recipient of an Award and the effect of such error is to increase the payment amount pursuant to an Award, the Committee may also require the recipient to reimburse the Company for all or a portion of such increase in compensation provided in connection with any such Award. In addition, if there is a material restatement of the Company’s financial statements that affects the financial information used to determine the compensation paid to the recipient of the Award, then the Committee may take whatever action it deems appropriate to adjust such compensation.

SECTION 12. Prohibition on Deferred Compensation

It is the intention of the Company that no Award shall be “deferred compensation” subject to Code Section 409A unless and to the extent that the Committee specifically determines otherwise, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Committee determines will be subject to Code Section 409A, including any rules for elective or mandatory deferral of the delivery of cash pursuant thereto, shall be set forth in the applicable Award Agreement, and shall comply in all respects with Code Section 409A. Notwithstanding any provision herein to the contrary, any Award issued under the Plan that constitutes a deferral of compensation under a “nonqualified deferred compensation plan” as defined under Code Section 409A(d)(1) and is not specifically designated as such by the Committee shall be modified or cancelled to comply with the requirements of Code Section 409A, including any rules for elective or mandatory deferral of the delivery of cash pursuant thereto.